UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2003

THE STEPHAN CO.

(Exact name of registrant as specified in its charter)

Florida	1-4436	59-0676812
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification Number)

1850 W. McNab Road Fort Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

(954) 971-0600

(Registrant’s telephone number including area code)

Item 5. Other Events

On April 30, 2003, the Board of Directors of The Stephan Co. (“Stephan”) approved a definitive merger agreement pursuant to which Stephan will be acquired by Gunhill Enterprises, Inc., a wholly-owned subsidiary of Eastchester Enterprises, Inc., which is owned by Frank F. Ferola, Thomas M. D’Ambrosio, John DePinto and Shouky A. Shaheen together with their affiliates (the “Acquisition Group”). At the time of the transaction, Eastchester Enterprises, Inc. will beneficially own approximately 26.1% of Stephan’s outstanding common stock. In addition, Frank F. Ferola is Stephan’s Chairman and Chief Executive Officer and Messrs. D’Ambrosio, DePinto and Shaheen are members of the Board of Directors of Stephan. Under the merger agreement the public shareholders, other than the members of the Acquisition Group, will be entitled to receive (a) $3.25 in cash for each share they own and (b) a debt obligation in the principal amount of $1.25 times the number of shares owned by the public stockholder (the “Merger Consideration”). The debt obligation will be in the form of a non-transferable, 42-month promissory note bearing simple interest at 4.5% per annum.

We entered into the merger agreement following approval by our Board of Directors based in part upon the unanimous recommendation of a special committee comprised of non-management, disinterested directors. The special committee has received an opinion from its financial advisor, SunTrust Robinson Humphrey, that the per share Merger Consideration is fair from a financial point of view to the stockholders other than the members of the Acquisition Group.

By the terms of the merger agreement, the special committee is expressly authorized to engage, until May 30, 2003, in discussions and negotiations, and to share information, with third parties who may be interested in acquiring Stephan in order to seek a potentially superior acquisition proposal. If a superior proposal is not received during this 30-day period, and the special committee concludes thereafter that its failure to provide information to, or engage in discussions with, third parties who are interested in acquiring Stephan, would be inconsistent with its fiduciary duties to our stockholders, then the special committee may provide information to, and engage in discussions and negotiations with such interested parties. Under specified circumstances, Stephan has the right to terminate the merger agreement and to enter into an agreement with a party proposing a competing transaction which is deemed superior to the transaction proposed by the Acquisition Group.

Completion of the merger is subject to customary closing conditions, including stockholder approval, and the merger agreement does include a financing contingency. Stockholder approval will be solicited by means of a joint proxy/registration statement, which will be mailed by Stephan to stockholders upon completion of the required Securities and Exchange Commission filing and review process.

The foregoing is merely a summary of certain of the terms of the merger agreement and does not purport to be a complete statement of the terms, conditions or provisions of the agreement. A copy of the merger agreement is included as Exhibit 2.1 to this report.

On May 1, 2003, the Company issued a press release announcing the approval and execution of the merger agreement. A copy of the press release is included as Exhibit 99.1 to this report.

SAFE HARBOR

This report contains forward-looking information including statements about the Merger. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including the risk that the conditions to the Merger, including the requirement to obtain stockholder approval of the Merger, will not be satisfied and the Merger will not be completed. Other factors associated with the Company’s business that may affect its operations are discussed in its Annual Report on Form 10-K filed on April 15, 2003 and the Company’s other filings with the Securities and Exchange Commission.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

(c) Exhibits.

2.1	Agreement and Plan of Merger among The Stephan Co., Eastchester Enterprises, Inc. and Gunhill Enterprises, Inc. dated as of April 30, 2003.

99.1	The Stephan Co. press release dated May 1, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE STEPHAN CO.

May 8, 2003	By:	/s/ DAVID A. SPIEGEL
David A. Spiegel Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

2.1	Agreement and Plan of Merger among The Stephan Co., Eastchester Enterprises, Inc. and Gunhill Enterprises, Inc. dated as of April 30, 2003.

99.1	The Stephan Co. press release dated May 1, 2003.